Exhibit 99.1

NEWS RELEASE

Date:	August 27, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors, LLC
817-310-0051

XETA Technologies Reports Third Quarter Fiscal 2009 Financial Results

•                  3Q09 Revenue: $17.2 million vs. 3Q08 Revenue: $23.2 million

•                  3Q09 GAAP loss per share: ($0.84) vs. 3Q08 GAAP EPS $0.06

•                  Non-cash goodwill and other asset impairment charges of $14.0 million

•                  Non-GAAP 3Q09 loss per share: ($0.01), excluding impairment charges

XETA Technologies (Nasdaq:XETA) today reported a GAAP loss of ($8.6 million), or ($0.84) per diluted share, on revenue of $17.2 million for the third fiscal quarter ended July 31, 2009.  This compares to earnings of $591,000, or $0.06 per diluted share, on revenue of $23.2 million for the third fiscal quarter ended July 31, 2008.

Due to a continued decline in systems sales to commercial customers during the quarter, uncertainty related to a pending change of ownership of a significant vendor—Nortel, and the sustained level of market capitalization below book value, the Company conducted impairment tests for goodwill and other long-lived assets, specifically its ERP system, in connection with the preparation of its third quarter financial report.  As a result, the Company recorded non-cash impairment charges of $11 million and $3 million to goodwill and fixed assets, respectively. The impairment charge to goodwill represents the Company’s best estimate at the time of reporting third quarter results, and may be adjusted after completing the impairment test during the fourth fiscal quarter.  The impairment charges do not result in any cash expenditures or affect the Company’s cash position, cash flow from operations, or availability under its credit facility.  Excluding these charges, non-GAAP net loss for the third fiscal quarter was ($87,000), or ($0.01) per diluted share.

For the nine months ended July 31, 2009, the Company reported a GAAP loss of ($8.4 million), or ($0.82) per diluted share, on revenue of $53.5 million compared to net income of $1,351,000, or $0.13 per diluted share on revenue of $62.0 million for the same period ended July 31, 2008.  Excluding non-cash charges, non-GAAP net income for the nine months ended July 31, 2009 was $314,000, or $0.03 per diluted share.

Revenue Table (in thousands)

	3Q09	3Q08
Line of Businesses	Revenue	Revenue	% Change

Recurring (Contract & Time and Materials)	$7,357	$7,202	2
Implementation	$2,469	$3,864	-36
Cabling	$698	$962	-27
Total Services	$10,524	$12,028	-13

Commercial	$4,032	$8,366	-52
Hospitality	$2,491	$2,296	8
Total Systems	$6,523	$10,662	-39

Third quarter services revenue was $10.5 million, a 13 percent decline from the same period last year, and a 7 percent sequential increase from the second quarter of 2009.  The year-over-year decline in services revenue was primarily related to lower implementation and cabling revenue associated with lower systems sales.  “The sequential improvement in service revenue is indicative of success in on-boarding several sizable, multi-year service contracts during the first nine months of the year,” said Greg Forrest, President and CEO of XETA Technologies.  “The sequential improvement was also the result of growth in our wholesale business, which we provide services on behalf of our partners.  Wholesale services are not tied directly to the sale of equipment.  Therefore, as the wholesale business grows, our revenue becomes less dependent on equipment sales, which can fluctuate significantly from quarter to quarter, as was the case during this last period.  We remain strategically focused on growing our wholesale and direct service business, which provides stable recurring revenue, requires less working capital investment, produces higher margin and typically performs better during the bottom of economic cycles.”

During the third quarter of fiscal 2009, systems revenue decreased by 39 percent to $6.5 million versus $10.7 million recorded in the third quarter of 2008.  Mr. Forrest commented “Our systems revenue faced tough comparisons with large orders that were delivered during third quarter last year.  Excluding these orders, the significant drop in systems revenue was consistent, or slightly better than, the numbers reported by the major communications equipment vendors.”

Another key to understanding the Company’s third quarter results was the decline in Other Revenues compared to last year.  These revenues primarily represent commissions earned from Avaya on the sale of their maintenance agreements.  “Customers chose to defer decisions on renewals of existing contracts during the third quarter, which negatively impacted our profitability,” said Mr. Forrest.

Gross Margin Table

	3Q09	3Q08
Line of Business	Gross Margin	Gross Margin	Change
Systems	28.9%	26.4%	+ 250 basis points
Services	28.7%	30.4%	- 170 basis points
Overall Gross Margin	26.8%	26.7%	+ 10 basis points

During the third quarter of 2009, gross margin was 26.8 percent of revenue versus 26.7 percent during the third quarter of 2008, as an increase in systems margin was offset by a decline in services margin.   “Lower systems sales and the resulting decrease in implementation revenue directly affected the fixed cost absorption of our implementation services.  All other service categories showed improvements in margin,” said Mr. Forrest.  “Gross margin on systems revenue remained above targeted levels, reflecting our discipline to focus on business where we compete based on our differentiated offering, instead of price.”

“While gross margin remained relatively unchanged from the prior year, as a result of lower sales volumes, gross margin dollars declined $1.6 million.  We were able to offset a portion of this decline by taking appropriate actions to right size the organization and reduce spending, which aided in producing an 8% decline in third quarter operating expenses, excluding impairment charges,” stated Robert Wagner, XETA’s Chief Financial Officer.  “As a result of the actions we’ve taken during the third quarter, we expect to reduce operating expense by more than $1 million annually.”

“We made significant improvements to our balance sheet this quarter, generating $4 million in operating cash flow, building a cash balance of nearly $3 million  and zero drawn on our line of credit,” said Mr. Forrest.  “The combination of improvement in some macro economic indicators and our own observations of increased activity by some customers during the last 30 days lead us to be cautiously optimistic regarding our fourth quarter and fiscal 2010 financial results.  We have maintained our investment in sales infrastructure to capitalize on growth opportunities should these early indicators mature.”

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Thursday, August 27, 2009.  Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations section of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended		Nine Months Ended
		July 31,		July 31,
		2009	2008	2009	2008
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	Services	$10,524	$12,028	$30,359	$31,888
	Systems	6,523	10,662	22,897	28,648
	Other	136	513	263	1,429
	Total	17,183	23,203	53,519	61,965

Cost of Sales	Services	7,506	8,373	21,258	23,104
	Systems	4,640	7,846	16,792	21,175
	Other	425	782	1,308	1,707
	Total	12,571	17,001	39,358	45,986

Gross Profit		4,612	6,202	14,161	15,979

Gross Profit Margin		27%	27%	26%	26%

Operating Expense
Selling, General and Administrative		4,388	4,870	12,926	12,796
Amortization		345	265	1,002	722
Impaiment of Goodwill and Other Assets		14,000	—	14,000	—
Total Operating Expenses		18,733	5,135	27,928	13,518

Income from Operations		(14,121)	1,067	(13,767)	2,461

Interest Expense		(21)	(96)	(79)	(268)
Interest and Other Income (Expense)		(1)	—	14	27
Total Interest and Other Expense		(22)	(96)	(65)	(241)

Income (Loss) Before Provision for Income Taxes		(14,143)	971	(13,832)	2,220
Provision for Income Taxes		(5,544)	380	(5,418)	869
Net Income after Tax		$(8,599)	$591	$(8,414)	$1,351

Basic Earnings Per Share		$(0.84)	$0.06	$(0.82)	$0.13
Diluted Earnings Per Share		$(0.84)	$0.06	$(0.82)	$0.13
Wt. Avg. Common Shares Outstanding		10,224	10,254	10,224	10,242
Wt. Avg. Common Equivalent Shares		10,226	10,254	10,224	10,247

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			July 31, 2009	October 31, 2008
Assets	Current	Cash	$2,981	$64
		Receivables (net)	11,383	19,995
		Inventories (net)	5,109	5,237
		Other	2,438	2,615
		Subtotal	21,911	27,911

	Non-Current	PPE (net)	6,998	10,725
		Goodwill & Intangibles (net)	16,576	27,654
		Noncurrent Deferred Tax Asset	213	—
		Other	359	103
		Subtotal	24,146	38,482

	Total Assets		$46,057	$66,393

Liabilities	Current	Revolving Line of Credit	$—	$2,524
		Notes Payable	1,226	1,355
		Accounts Payable	4,002	6,692
		Accrued Liabilities	3,679	4,742
		Unearned Revenue	3,211	3,237
		Subtotal	12,118	18,550

	Non-Current	Noncurrent Deferred Tax Liability	—	5,546
		Other	345	460
		Subtotal	345	6,006

	Total Liabilities		12,463	24,556

Equity			$33,594	$41,837

(The information is unaudited and is presented in thousands.)

Reconciliation of Adjusted-EBITDA(1) to Net Income

	Quarter Ending July 31,		Nine Months Ending July 31,
	2009	2008	2009	2008

Net Income (Loss)	$(8,599)	$591	$(8,414)	$1,351
Interest	21	96	79	268
Provision for Income Taxes	(5,544)	380	(5,418)	869
Impairment of Goodwill and Other Assets	14,000	—	14,000	—
Depreciation	269	190	723	529
Amortization	345	265	1,002	722
EBITDA(1)	$492	$1,522	$1,972	$3,739

(The information is presented in thousands.)

(1)The Company uses Adjusted-EBITDA (earnings before net interest, income taxes, depreciation and amortization), which excludes non-cash charges for impairment of goodwill and other assets, as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending July 31,		Nine Months Ending July 31,
	2009	2008	2009	2008

Net Income as Reported	$(8,599)	$591	$(8,414)	$1,351
Impairment of Goodwill and Other Assets (Net of Tax)	8,512	—	8,512	—
Reserve for Bad Debt (Net of Tax)	—	—	216	—
Non-GAAP net income	$(87)	$591	$314	$1,351

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending July 31,		Nine Months Ending July 30,
	2009	2008	2009	2008

EPS, Diluted - as Reported	$(0.84)	$0.06	$(0.82)	$0.13
EPS Impact of Impairment of Goodwill and Other Assets (Net of Tax)	0.83	0.00	0.83	0.00
EPS Impact of Reserve for Bad Debt, Net of Tax	0.00	0.00	0.02	0.00
EPS, Diluted - Non-GAAP	$(0.01)	$0.06	$0.03	$0.13

About XETA Technologies

XETA Technologies sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technoloiges (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning expected reductions in operating expenses and 2009 financial results. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S.  economy and its impact on capital spending in the Company’s markets; reduced availability of credit;  the  Nortel Networks bankruptcy filing  and the impact that such action will continue to have on the Company’s Nortel products and services offering;

unpredictable quarter to quarter revenues;  continuing success of our Mitel product  and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians.